Saia Inc. – Saia – Earnings Conference Call Transcript – 07/25/2025 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Ken Hoexter - Bank of America

Richa Harnain - Deutsche Bank

Jordan Alliger - Goldman Sachs

Chris Wetherbee - Wells Fargo

Jon Chappell - Evercore ISI

Ravi Shanker - Morgan Stanley

Stephanie Moore - Jefferies

Brian Ossenbeck - JP Morgan

Eric Morgan - Barclays

Tyler Brown - Raymond James

Ari Rosa - Citigroup

Daniel Imbro - Stephens

Bruce Chan – Stifel

Bascome Majors - Susquehanna

Chris Kuhn - The Benchmark Company

Tom Wadewitz - UBS

Jason Seidl - TD Cowen

Operator

Good morning. My name is Drew, and I will be your conference operator today. At this time, I would like to welcome everyone to the Second Quarter 2025 Saia, Inc. Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matthew Batteh, Saia’s Executive Vice President and Chief Financial Officer. Please go ahead.

Matt Batteh

Thank you, Drew. Good morning, everyone. Welcome to Saia’s Second Quarter 2025 Conference Call. With me for today’s call is Saia’s President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia’s second quarter results. Our second quarter operating ratio was 87.8% compared to our operating ratio of 83.3% in the second quarter of last year, and the results represent a 330 basis point improvement from the first quarter of this year. The sequential operating ratio improvement outperformed the historical average of 250 to 300 basis points, despite the lack of typical volume ramp that is usually seen throughout the second quarter.

We operate our business with a focus on the customer and managing the things that are within our control. Our efforts to optimize our variable costs and improve our network efficiency contributed to this out-performance, and these results reflect our ongoing efforts to manage the business in the short term with an intense focus on executing our long-term strategy.

I’m pleased with the team’s ability to focus on the things that we can control during this quarter: taking care of the customer, mix management, core execution and operational efficiency. Throughout the quarter, we were able to adjust our cost structure to align with volumes that trended below historical seasonality. We typically see significant monthly volume increases throughout the second quarter, and while June trended more in line with historical seasonality, on a per workday basis, tonnage for the quarter was only up 0.4% from the first quarter.

Our second quarter revenue of $817 million decreased slightly from last year’s second quarter by 0.7% due to continued muted volume trends as a result of the macroeconomic landscape. Overall, shipments per workday were down 2.8% year-over-year. Customer acceptance in our newer markets remained strong, which continues to demonstrate the value of our long-term strategy of getting closer to the customer and providing unique solutions to meet their needs.

Terminals opened less than three years saw about a 4% sequential improvement in shipments per workday in the second quarter of 2025 compared to the first quarter. In aggregate, these facilities operated in the mid-90s [operating ratio] in the second quarter improving from breakeven in the first quarter.

In our legacy facilities, or those opened longer than three years, shipments were up about 2% sequentially in the second quarter of 2025 compared to the first and were down about 3.5% compared to the second quarter of 2024. While we continue to see strong results in our newer markets, the overall shipment trends reflect a continued cautious approach from customers amidst an ever-changing economic landscape. That said, we remain pleased with the opportunities we’re seeing with both new and existing customers, which is reinforced by the volume trends seen in our newer facilities.

Revenue per shipment, excluding fuel surcharge, increased 2.7% compared to the second quarter of last year, while revenue per shipment, including fuel surcharge, increased 1.8% in the quarter. For the second quarter, we saw tons per workday increase 1.1% compared to the second quarter of 2024. Weight per shipment increased 4% and length of haul increased slightly compared to the second quarter last year. However, both of these components of mix decreased sequentially from the first quarter, creating a revenue headwind of approximately $4.5 million to $5.5 million compared to the first quarter.

Our pricing and mix optimization initiatives remain an intense focus. Sequentially, our mix of business shifted to handling slightly more national and retail customers, which partially led to a lower weight per shipment compared to the first quarter. Additionally, we saw muted trends out of our Los Angeles region, partially contributing to the shorter length of haul compared to the first quarter, which is a headwind to sequential revenue per shipment.

Throughout the quarter, we were able to continue to provide unique solutions for our customers in both new and existing markets, which further validates our value proposition. Contractual renewals averaged 5.1% in the quarter, reflecting our customers’ confidence in the high-quality service that we continue to provide. We remain steadfast in our approach to providing industry leading service levels while also managing controllable costs and productivity. While we cannot control the external factors, our focus remains intently on what we can control, and taking care of our customers is at the forefront. Customers value certainty and reliability in their supply chain, and we believe that we’re well positioned to provide that service in every market. This hyper focus on the customer remained on display in Q2, as we achieved a cargo claims ratio of 0.5% this quarter.

From an operating expense standpoint, we drove a 4% sequential decrease in cost per shipment compared to the first quarter, despite headwinds [from increased depreciation expense] as a result of investments in our fleet and network expansion. We continue to focus on adjusting our resources to the shifting volume levels and reduced headcount by about 4.2% from March to the end of June.

We continued our focus on optimizing our maturing network, as the 2024 network investments and related growth, while beneficial for the long term, created unique short-term challenges and inefficiencies in our network, particularly in the slower Q1 operating environment. We accelerated our network optimization efforts in Q1 and saw the benefit emerging in Q2, as we leveraged density in our larger network and our efforts to drive greater efficiencies began to materialize. These results reinforce our commitment to expanded geography and nationwide footprint, which increasingly allows us to compete on a more even playing field with peers.

As we look forward, we’ll continue to execute our long-term strategy and keep an eye on the macro environment, maintaining discipline around our cost structure and adapting to the changing landscape across our network.

I’ll now turn the call over to Matt for more details from our second quarter results.

Matt Batteh

Thanks, Fritz. Second quarter revenue decreased year-over-year by 0.7% to $817.1 million while revenue per shipment, excluding fuel surcharge, increased 2.7% to $298.71 compared to $290.72 in the second quarter of 2024. Revenue per shipment, including fuel surcharge, increased 1.8% to $351.36 compared to $345.07 last year. Fuel surcharge revenue declined by 5.8% and was 14.6% of total revenue compared to 15.4% a year ago. Yield, excluding fuel surcharge, decreased by 1.2%, while yield, including fuel surcharge, decreased by 2.1% compared to the second quarter of last year. Tonnage increased 1.1% compared to the second quarter last year, attributable to a 4% increase in our average weight per shipment, partially offset by a 2.8% shipment decline. Our length of haul increased year-over-year by 0.6% to 893 miles.

Shifting to the expense side for a few items to note in the quarter. Total operating expenses increased by 4.7% in the quarter compared to the second quarter last year. Salaries, wages and benefits increased 5.0% which is primarily driven by our July 2024 wage increase, which averaged approximately 4.1% for all employees, excluding executives, as well as increased employee costs, including group insurance, as the inflationary pressures continued to drive this line item’s elevated level.

Purchase transportation expense, including both non-asset truckload volume and LTL purchased transportation miles, decreased by 5.5% compared to the second quarter last year and was 7.1% of total revenue compared to 7.4% in the second quarter of 2024, and 7.6% in the first quarter of 2025. Truck and rail PT miles combined were 12.0% of our total linehaul miles in the quarter.

Fuel expense decreased by 4.3% in the quarter compared to the second quarter last year, while company linehaul miles increased 2.1%. The decrease in fuel expense was primarily the result of a decrease in national average diesel prices by over 7.8% on a year-over-year basis, partially offset by the increase in linehaul miles run.

Claims and insurance expense increased by 21.2% year-over-year. The increase compared to the second quarter of 2024 was primarily due to the development of open claims, increased claim activity and increased cost per claim. Depreciation expense of $62.5 million in the quarter was 19.1% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate, and technology.

We believe the investments we have made and continue to make in our network, technology and our people during this down cycle position us well for the future. We are constantly evaluating investments to ensure they meet the return profile we expect, and we plan to spend approximately $600 million to $650 million in capital expenditures this year. Consistently investing in our network expansion, equipment, and our people aligns with our long-term strategy.

Compared to the second quarter of 2024, cost per shipment increased 7.7% primarily due to increased salaries, wages and benefits to support a broader network of terminals and increased depreciation expense associated with the record investments made in the network in 2024.

As Fritz mentioned, our cost per shipment decreased 4.0% sequentially from the first quarter, in spite of the lack of typical volume uplift that would allow us to better leverage our fixed costs. Decreased headcount of 4.2% compared to the first quarter of 2025 was a contributing factor to the sequential improvement. Additionally, we were able to manage our costs in the second quarter while maintaining a claims ratio that was largely flat sequentially, reflecting our ability to make these adjustments while preserving core execution and customer service.

Our tax rate for the second quarter was 25.3% compared to 24.4% in the second quarter of last year, and our diluted earnings per share were $2.67 compared to $3.83 in the second quarter a year ago.

I’ll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. As I mentioned in the opening, I’m pleased with our team’s focus on things that we can control. The operating performance of our team continues to be among the best in the industry, and we remain focused on our customers’ needs. While volume did not step up as traditionally seen in the second quarter, margins outperformed the normal sequential progression, representing our team’s ability to adapt to a dynamic environment.

In Q2, we relocated our centralized customer service function to our field locations. We reduced our overhead costs in this process, but more significantly, moved our customer service capabilities closer to the customer. Our customer-first focus is yielding tangible results, especially in our new markets, as our facilities open for less than three years continue to lead the charge in volume and revenue growth, performing in-line with seasonality in these markets.

We’re excited about the early success of these locations, and we see considerable runway as we continue to penetrate those markets. With our talented and engaged workforce, the value proposition to our customers continues to expand to match our national network of facilities. A key component of our long-term strategy is to get closer to the customer and give them a chance to choose Saia for their LTL needs more often.

At Saia, we’ve emphasized the importance of the customer and focusing on things that we can control. As our industry adapts to the evolving economic landscape over the coming months, my conviction about the long-term prospects of Saia remains steadfast. Great employees, great service, and a national footprint are all key to securing our position as a long-term leader in the industry.

Our network planning tools, continually refined and honed from our original deployment several years ago, are foundational to our resilience and our ability to operate and monetize a now complex national network. At the same time, these tools are key catalysts to continue to find cost optimal solutions to meet customer expectations. Over the coming quarters, we’ll be further investing to continue and enhance these robust capabilities, which we believe will continue to generate returns in the business.

Although these network planning tools provide a framework for the company to operate, fundamentally, core execution remains in the hands of a highly engaged team focused on supporting our customers’ success and delivering returns on the substantial investment in creating a national network. We remain in the early innings of tapping the potential of this business.

With that said, we’re now ready to open the line for questions, operator.

QUESTIONS AND ANSWERS

Operator

[Operator Instructions]

The first question comes from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Good morning, Fritz and Matt. Great job on the pricing. I think that’s really a nice flow-through. Given normal seasonality, should we see volumes—can they turn positive, or will they stay negative in third quarter just if you think about seasonality? Given the strong pricing in mid-single-digit renewals, should pricing continue to climb? I guess that’s leading me to the OR thoughts. Normal seasonality I think is flattish from 2Q to 3Q. Just maybe your thoughts on an outlook.

Matt Batteh

Yes. Just on the tonnage piece, well keep in mind that we opened six terminals in Q2 last year, many of those in the back part of the quarter, and then we opened eleven terminals in Q3. So, the comps get tougher on the shipments and tonnage line as we start to lap those new openings.

Then, on the pricing side, we’re focused on what we’ve been focused on. We’re making sure that the business meets the returns that we expect and that we’re evaluating what we’re handling for customers throughout each bid, each renewal. That’s core to what we do over the years, and it continues to be a focus.

If you look at history on the OR line, typically Q2 to Q3 OR degrades between 100 to 200 basis points sequentially, and we think we can keep it around 100 basis points of degradation sequentially from Q2 to Q3 this year.

Fritz Holzgrefe

I think that just to add to that, Ken, I think the important part is that we have made significant, through the quarter, optimization efforts in Q2 to better match our national linehaul network, and network overall, to meet what a now national network looks like. So, I think that part of the efficiencies that we drove through Q2 will continue into Q3. That’s part of how we can get to the bottom end of that range that Matt described.

Ken Hoexter

So, Fritz, I don’t mean to do another follow-up, but is that just because of the optimization on a national network, or was that because you were talking about seeing a slowing volume so you moved to pull costs and cut employees?

Fritz Holzgrefe

No, it’s both. In this business, you always have to match cost to what the available business is, but at this time last year, we didn’t have 21 facilities. We have 21 facilities maturing from last year that we opened last year, and the opportunity that we have, part of that opportunity is that as you build densities across that network now, we described for you in the first quarter some of the challenges we had managing through facilities that hadn’t been opened that long, and now we’re starting to see some of the benefits of that. We continue to look for opportunities to redesign our linehaul network. As you know, that’s the biggest cost bucket in this business, and that’s an area that as you develop maturity, that becomes sustainable cost advantage over time.

Ken Hoexter

Great. Thanks for the time, guys. Appreciate it.

Operator

The next question comes from Richa Harnain with Deutsche Bank. Please go ahead.

Richa Harnain

Thanks, guys, for the time. I wanted to ask a little bit about the labor reductions that you’ve done and what you did with wages this year. I just wanted to clarify, was there a wage increase this year? Then, in terms of the labor force, what type of cuts were made, and as we look out going forward, as you try to balance your customer-centric focus and building out the network with sort of where we are in the cycle and trying to manage costs, what’s further runway for that? What should we expect? Thank you.

Fritz Holzgrefe

Yes. So, our wage increase program, typically we do that in the second half of the year, so we haven’t done anything with that yet. As far as the headcount, it’s really important in an environment like this where you see volume changes, you actually have to match the hours that are available hours to what the volume levels are. So, that’s really about how we managed headcount by location or hours by location, I think, is a better picture of that because somebody that maybe a year ago was working a lot of overtime, at this point, we’re maybe not working overtime. So, it’s a cut in hours to build some efficiency that way or productivity that way.

The linehaul network is a really important story for Saia, though. One of the things that you do when you have a now national network, some of those facilities that we have added, places like Youngstown, Ohio, part of the reason why we bought that facility was to be able to drive linehaul cost savings across the eastern part of the country, and we have a facility now that allows us to run triples across Ohio. Well, that’s a 30% reduction in cost compared to a traditional two pups connected.

So, those are important cost savings that you can start deploying across the network, and that’s agnostic to what’s going on in the environment. This is just taking advantage of having a now national network, and there are people that are certainly impacted by that. You optimize to more of internal drivers, maybe you reposition your linehaul drivers into different locations to better match where volume movements are, where customers are, and that all creates efficiencies. You use a little bit less PT in some markets, and if you look at our cost structure Q1 to Q2, I think that shows up there for sure.

Richa Harnain

Okay. Great. So, as we think about Q3 then, should we continue to see that momentum in the cost per shipment line, the better than seasonal performance?

Fritz Holzgrefe

We’ll have to see what the market has in store for us, but I think we have some additional opportunities through the quarter that I think we’ll see materialize. We’re still not 100% certain around what the top line looks like, but I do know that we’ll continue to look for cost optimization opportunities and deploy our tools to do that, and that’s built into why we think we’re going to beat our historical trend from Q2 to Q3.

Richa Harnain

Awesome. Thank you.

Operator

The next question comes from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Hi, morning. So, there’s been talk, of course, of industry capacity. Just sort of curious your take on it. Would you say going into the next upcycle that overall LTL capacity should look less, actually than pre-Yellow bankruptcy levels due to the various unsold terminals even though some of the larger players out there do have excess doors today? What could this mean for pricing on a recovery? Thanks.

Fritz Holzgrefe

Yes. I don’t think the long-term trend around LTL capacity is going to change. In other words, it’s been shrinking over time, and I think that, yes, certainly there is available capacity today with a number of the competitors. I think what is really significant is that this remains an inflationary business. I think that people expect to get a return on a substantial capital investment in this business. We’re no different than anybody else.

So, I think that that will keep the industry healthy. I think that for us and what we look at is that we’re really excited about the opportunity to leverage what we have. The market returns, Saia is poised to take advantage of this. We know how to operate in an up market. This is the time we’ve been waiting for. So, we think for us, it’s a unique opportunity.

Matt Batteh

Keep in mind, too, Jordan, terminals and doors are absolutely important, but capacity also comes in equipment, and it comes in drivers. And the next up-cycle, it’s drivers that are critically important. You need the terminals, the doors, but if you don’t have drivers and equipment, that’s a capacity constraint, and like Fritz said, we feel great about the investments that we’ve made. We’ve never been better positioned, but capacity comes in all three of those.

Jordan Alliger

Thank you.

Operator

The next question comes from Chris Wetherbee with Wells Fargo. Please go ahead.

Chris Wetherbee

Thanks. Good morning guys. Maybe can you give us a sense of how things are going from a volume perspective, maybe some insight into what July tonnage looks like and maybe your overall view on what you’re seeing from your customers in the end markets?

Fritz Holzgrefe

Chris, could you repeat? I think you got garbled there a little bit on the question.

Chris Wetherbee

Apologies. Hopefully, you can hear me a little bit better now. Sorry about that. Just curious if you can give us an update on what you’re seeing from a tonnage perspective in July and how the third quarter is starting, what you’re hearing from customers in the market from the end markets that you’re serving.

Matt Batteh

Sure. I’ll go ahead and give the monthly Q2 as well. So, April shipments per day were down 1.9%, tonnage per day up 4.4%. May shipments per day down 3.2%, tonnage per day down 0.4%. June shipments per day down 3.4%, tonnage per day down 0.8%. If we look at July month-to-date, obviously, still have a week or so to go, but shipments per day are down about 2.25%, tonnage is trending around flat.

As mentioned earlier, we’re lapping comps in the back half of Q3 with terminal adds, but from an end market standpoint and customers, I don’t know that we’d really call anything out differently than what we’ve been seeing. We continue to stay really close to our customers, understanding their business and their trends more and more. But, I don’t know that there’s anything specific for us to call out that we’ve seen differently over the past few weeks than what we were seeing in June.

Fritz Holzgrefe

Yes. I think we pointed out that our L.A. region stood out as a little bit softer. Some of that is our own action around making sure that we’re compensated appropriately. Part of that, I think there has been, at least for us, a little bit of softness in that area, but other markets have been pretty good.

Chris Wetherbee

Okay. That’s helpful, and just a follow-up on the comment about normal wage increases for the third quarter. I was just kind of curious. Are you suggesting that you haven’t done it yet or that it may not happen in the third quarter? Just want to get a sense of how you’re thinking about that normal process?

Fritz Holzgrefe

Yes, and if you look at it, Chris, over time is that we would typically do that in the third or fourth quarter. We haven’t made a formal call on that yet. So, it could still happen this quarter or it could be in the fourth quarter, but we’ll let you know as we figure out where the market is and what we need to do.

Chris Wetherbee

Got it. Thanks for the time. Appreciate it.

Operator

The next question comes from Jon Chappell with Evercore ISI. Please go ahead.

Jon Chappell

Thank you. Good morning. I know contract renewals are just a small piece of the portfolio, but the 5.1% that you mentioned is much lower than a lot of the 8% to 9% we’ve seen recently. Is that just a function of more difficult comparisons, or should we read that into a more competitive pricing environment overall?

Matt Batteh

Jon, we heard you clearly in the first half, but then it broke up a little bit. Would you mind repeating?

Jon Chappell

Yes, sorry. The 5.1% contractual renewals in the quarter, a little bit lower than the 8% to 9% that we’ve seen recently. Is this representative of just more difficult comparisons, or is this speaking more to the competitive nature of the market right now?

Matt Batteh

Well, just to provide a little clarity on the first part of that, about 60% to 70% of our business is subject to a contract. Those renew pretty ratably throughout the year, so it’s the majority of our business. The renewal number gives us an indication of how the customers are viewing our service and what they’re willing to pay for the quality and service that we provide, but what’s most important that we track very diligently is what happens after that goes into place. Are we handling the volume that we expect? Are we growing in the lanes that we expect? That’s where we look really closely to understand what’s happening afterwards and be able to talk with our customers to better understand their freight flows and where we should be handling business and making sure that it’s at our rate.

So, the pricing environment remains rational. We haven’t seen anything different than that. We remain really focused on making sure that we get compensated fairly for what we do and provide for customers. So, no change from that perspective, and where we get really excited is we continue to see great opportunities with both new and existing customers throughout the network. We’ve never had 213 facilities like we do right now to sell to our customers, and getting more and more of that than we have in prior periods. So, that gives us more opportunities.

Fritz Holzgrefe

I think it’s important to note, too, Jonathan, is that our renewal number is reflective of the book of business that actually got renewed in the quarter, so that can change quarter-to-quarter. So, it’s reflective of that set of customers only.

Jon Chappell

Yes, that makes sense. Fritz, just a quick follow-up. The move in the new terminal OR from breakeven to mid-90s, you’re doing that in an environment where freight demand is still somewhat compressed. Is that strictly a function of just getting experience, repetitions, a little bit of scale there, or are you making some of the big cost changes in the new terminals that you’re doing in the legacy?

Fritz Holzgrefe

Well, the first thing that has to happen in a new terminal is you better be doing a good job. So, claims have to be good, on-time has to be good. Customers care about that. So, if you do that, you get a shot at more business, and the great thing about those facilities is because they are well positioned, we have a good team in place, the opportunity to scale those, meaning the incrementals on them can be pretty good, and that’s kind of what you saw Q1 to Q2. So, good execution, actually great execution, customer satisfaction, and that leads to profitability improvement because you’re basically leveraging your investment at that point.

Jon Chappell

Thank you.

Operator

The next question comes from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Good morning, everyone. Hopefully you can hear me okay. Just one for me on the cost side. You said that you’re taking these cost actions in response to the volume environment, which is completely understandable, but how much of these cost actions do you think would be classified as kind of short-term tactical given the downturn versus longer-term structural gains? Also, if you are taking cost actions now, particularly in headcount, is there a risk that might limit the operating leverage a little bit when the up-cycle has come? Thank you.

Fritz Holzgrefe

Ravi, that’s a fair question. You’ve been around it long enough to know. I mean the core tenet of this business is that as volume goes up and down, the variable nature of your short-term labor cost, that tends to move with it as well. So, there’s certainly a fair number of the of the headcount that were impacted, or the hours that were impacted would come back if the volume scales, but I think what is really significant for us that might be different than a traditional model is that as we optimize our linehaul network, we’re building density as we grow from here. The density play is really significant.

So, the incrementals potentially can be pretty good, and they don’t require a lot of headcount add back. So, to the extent that in our legacy facilities, which is where most of the impacted hours are, naturally some of those would come back, but I would not expect the linehaul hours or the network cost to ratably increase simply because I think there’s a scale opportunity for us. That’s why we made those changes in those investments.

Ravi Shanker

Very good. Thank you.

Operator

The next question comes from Stephanie Moore with Jefferies. Please go ahead.

Stephanie Moore

Good morning. Thank you. I wanted to maybe touch on the pricing environment a little bit. You talked about making progress on kind of—I guess if you could talk about the progress you’ve made on repricing some legacy freight as well as freight in new terminals. Clearly, mix is always a factor, but maybe any opportunity that you’ve seen in terms of winning heavier freight and the like. Thanks.

Fritz Holzgrefe

I think it’s important, Stephanie, just in general, that the pricing actions are a bit of a journey sometimes. Over time, as you win new customers, you come in, you want to be at market. Sometimes you find out maybe you’re not. Sometimes you find out the customer freight is a little bit more complex than you expected. So, you have to make some adjustments there.

I think our internal measurements, we simply look at public data that’s out there of revenue per shipment versus our peers, our now peers—national footprint peers, and we continue to see opportunity there. So, to the extent that we’re pleased with progress in the quarter, in the last quarters for that matter, I think there’s still a fair amount of runway there, and as I look around and I look at public data, and I look at the national footprint, which looks more and more like others, we have to continue to press the market. We can only do that if we continue that sort of high level of service that we’re providing. That’s how—we’re early innings. So, opportunity remains for sure, but pleased with progress.

Stephanie Moore

Just a follow-up to some comments you made previously in terms about optimizing your business or your network given now being a national carrier and making pretty slick actions in the second quarter. Could you just give us a couple of maybe the key areas that changed in the second quarter? What specific actions were put into place that really optimized your network for the national footprint? Thanks.

Fritz Holzgrefe

Sure. I think the real center of this is that when you have a network that was established over a number of years and it didn’t have full national coverage, freight goes through different routings in our network. Probably the easiest example is that historically, we haven’t had that corridor across North Dakota, Montana, all the way to the west coast. Now, we can actually run direct linehaul from, say, Minnesota to Seattle, and having that ability to build density along that, we’ll introduce triples in those lanes in the coming months. That will be important. That’s a density play.

I mentioned earlier the Ohio example around linehaul about building the triple operation in a recently purchased facility. That’s all about linehaul optimization. In the first quarter, we talked about the challenges we had with new facilities having to route freight through our big break operations. Well, now, if you build a little bit of density in the originating market, now you can build a direct that maybe bypasses a break operation. Well, that’s one less handle in the network. That’s important.

So, we realigned where some of our hub and where we routed freight in the second quarter. That allowed us to build some density in some key lanes, and doing that, you see cost leverage that surfaces in our linehaul network, and I would encourage you to study not only the salary and wages line, but the PT line together. Those two together are really how we measure our wage structure, and that performance is driven largely, I mean certainly some of it at the terminal levels as well, but a big part of that came through the linehaul cost savings.

Stephanie Moore

Thank you.

Operator

The next question comes from Brian Ossenbeck with J.P. Morgan. Please go ahead.

Brian Ossenbeck

Hi, guys. Good morning. Thanks for taking the questions. First, just a clarification. I have a couple of questions at the ready, but just so I’m clear, is the quarter-to-quarter guidance you’re talking about, is that assuming you put the wage increase through in the third quarter or not, just to be clear? Then, one thing I thought was pretty interesting, we’ve seen this NMFTA shift coming for a little while now, but the largest carrier earlier this week pushed it out for, I guess 150 days or so to early December. Just wanted to see if that had any implications for your business, for the broader industry. They say that shippers are having a hard time getting there with the new codes. So, just some thoughts on those two. Thanks.

Matt Batteh

Yes. In terms of the guide and the wage increase, like Fritz mentioned, we are evaluating our timeline. Our guide includes what our forecast is on that, so it’s inclusive of where we stand right now, and we’ll provide some information on that as time moves on.

In terms of the NMFTA changes, look, we’re not backing down on the implementation of that. It’s good for the industry. Long term, we feel like this is a trend in the right direction. We sell space on our trailers, and this aligns more of the book to be density-based, which we feel is important for us, important for our shippers. So, from our standpoint, we dimension 75 percent of our freight every day. We get a view of what that looks like. We’ve invested heavily in dimensioners over the years for that exact reason. We leverage that technology.

So, we’re working closely with our shippers, and we feel like we had a good opportunity to get in front of that and get ahead with them and talk about what the impact could look like. That’s all about the partnership with our customers, so we don’t have any plans to back that off. I guess it remains to be seen what that does for others, but in our view, these changes from the NMFTA are good for the industry, and we’re here to support it.

Brian Ossenbeck

Just to be clear, it’s been a long week, the current guide for the sequential is based on what you think right now, which is to be determined. So, I guess we’ll have to stay tuned for an update. Is that right?

Matt Batteh

Yes.

Fritz Holzgrefe

Yes.

Brian Ossenbeck

Okay. Thanks very much.

Operator

The next question comes from Eric Morgan with Barclays. Please go ahead.

Eric Morgan

Good morning. Thanks for taking my question. I wanted to ask about the mix management initiatives you referenced. Just looking at second quarter shipments, I think you had the smallest sequential improvement in maybe at least 20 years outside the pandemic. So, just curious how much of that is action you took to manage the book relative to underlying demand softness. Looking ahead, is there more work to do on that, or should we be thinking about sequentials from here as more reflective of underlying demand you’re seeing?

Matt Batteh

Just to confirm, Eric, you’re talking about the sequential change Q1 to Q2 being smaller?

Eric Morgan

Correct.

Matt Batteh

Well, keep in mind, we’re starting to lap terminals that we opened last year. We opened six in Q2 last year. Those were some of the larger facilities that we opened, but we’ve been bucking the trend because we’ve been growing, but the freight environment has been negative for three years now. Industrial production hasn’t been great. Our legacy markets are looking a little bit more like what others are, but less because we’re getting more and more opportunities with customers. So, I think that’s really just a component of what the industrial backdrop looks like, what the landscape looks like. But again, we’ve never had 213 facilities like we do now to sell to our customers which we feel like really positions us well.

Fritz Holzgrefe

I think just to add to that, Eric, our focus is on what we can control. We have to perform for the customer. We've got to do that in a cost optimal way. That was a big part of what we achieved in the second quarter, but at the same time, we spent $1 billion in capital last year, and we’re providing a very high level of service. So, we have an expectation that we’ll get a return on that, so we are going to continue to focus on finding the customers that value that strategic and long-term investment in them, and so the pricing is part of that as well and mix management is part of that. In the environment we’re in right now, maybe it’s a little bit muted. Certainly, as you look at our trends through the quarter, I mean, we’re off, have not been on seasonality, the historical seasonality. To be quite honest, in the business, that’s a little bit of life in the big city, so you have to focus then on what we can handle inside our four walls, and that’s what we do.

Eric Morgan

Appreciate that, and maybe just a quick one on the balance sheet, if I could. I think your CapEx should be coming down in the back half. Do you think you’ll be able to start reducing your leverage and interest costs in the back half, or how should we be thinking about how to manage our expectations for cash on the balance sheet?

Matt Batteh

Yes. We’ll still be into the line. We have some spend in the back half of the year, $600 million to $650 million is probably where we land in terms of the full year on the CapEx line, but I’d expect it to start to taper down on line usage in the back part of the year in Q4, but a lot of that depends on timing with some of the real estate opportunities that are in our pipeline. We’ll still be into the line, but I expect that will start to trend down in the back quarter of the year.

Eric Morgan

Thanks a lot.

Operator

The next question comes from Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Good morning, guys. Can you all hear me?

Fritz Holzgrefe

Loud and clear.

Tyler Brown

Fritz, you’ve given some really good operational color, but I just want to hammer this home. What are you guys seeing from a network balance perspective? Have you guys started to see that those new markets have built on the outbound side? Just any color maybe on that inbound/outbound ratio in those newer terminals because I would assume that if that balance has started to improve, that’s been maybe a driver to that mid-90s outcome?

Fritz Holzgrefe

Tyler, it’s a good read. Yes, the answer is it’s improving. Is it where it needs to be? No, and I think that that’s the opportunity for us not only this year, but into next year as we continue to mature those facilities. We’re not in the game of trying to fill them up, though, in the sense of let’s go see how much volume we can get in there. We have to be very strategic around that, make sure we’re picking up freight that works, but I think the opportunity absolutely to build scale in those facilities, and it really shows up in the linehaul network costs as we move freight through our operation, not only building it direct from Trenton [heading] west, it surely drives some efficiency versus building a pup that goes through Harrisburg to somewhere else. So, we know those are efficiencies that we’re gaining as we build maturity in these markets, and we’re really excited to see that trend.

Matt Batteh

I think you see that in the cost per shipment, Tyler, too. It’s down 4% sequentially, and usually if you’re on seasonality, Q2 typically is the best volume ramp and volume quarter for us. So, you get even more leverage on those fixed cost lines like depreciation that we got a little bit of, but not all of. So, that balance and that execution you see in our cost per shipment line despite that lack of typical ramp that helps you leverage the fixed cost, and that’s where when this thing ramps back up, great incremental margin opportunity for us because you’re able to leverage that even more over a network that’s becoming more balanced that you have more in and out opportunities. These terminals have really been opened less than a year that we opened last year. So, each month that passes, we continue to work on that.

Tyler Brown

Right. So the message is, it’s improved, but there’s still plenty of work to do?

Fritz Holzgrefe

Oh, yes. This business, we don’t see a reason why it shouldn’t operate in the 70s and part of getting there is building densities in those markets.

Tyler Brown

Right, and then this kind of goes hand-in-hand with that last question, but one of the key side effects of a greenfield strategy in LTL is that you need more breaks. You just can’t run a lot of directs without that outbound density. So, I don’t know how you measure it, but if you look at something like breaks per bill or your direct percentage, do you feel like you’ve seen peak pain on those metrics at this point and basically you’re on a downward slope?

Matt Batteh

Well, freight flows change, but we look at our productivity metrics very closely, and one of the things that we monitor is handling or touches, and touches improved sequentially from Q1 to Q2, and we saw that continue into June. So, you always have to continue that work because freight flows change and customer patterns change, but we were really pleased with the execution, and we saw that come through in the productivity metrics and the handles.

We gave that example before about how things have to route differently, and Fritz talked about it. When you can route direct and you eliminate a handle, that’s a big deal. Not only is it service to a customer that could be different, but you eliminate the cost that’s associated with the handle, and we saw that improvement, but we are always working on that because every day is a little bit different in the business.

Tyler Brown

Right. I mean if you run more direct, you run more triples, I would assume that would have a profound impact on linehaul.

Fritz Holzgrefe

Listen, like-for-like, triples versus a set is 30% reduction, so that’s a big deal.

Tyler Brown

Right. Okay, thanks for the time, guys.

Operator

The next question comes from Ari Rosa with Citigroup. Please go ahead.

Ari Rosa

Good morning. Fritz, you mentioned in your prepared comments just conviction around the long-term prospects remain intact. I was hoping you could speak a bit more to that. What’s the progression to getting you to a sub-80 OR and really growing the revenue in a meaningful way from here?

Fritz Holzgrefe

Well, I think that one of the things that would help broadly, I think that if we saw a little bit stronger macro backdrop, I think you’d see a little more conviction from our customers, and there’s probably a little bit more growth. We’ve been dealing with this sort of freight economy for a couple of years now, but with that said, I think that there is an opportunity for us to continue to methodically grow our business, winning in the marketplace, taking share, frankly, because we’re performing at a high level, and we may not get the outsized growth that you might see in a stronger backdrop, but I think we have an opportunity to continue to drive improvements.

Now, do I know what that’s going to look like into next year? I think to be fair, I think we all need to figure out what exactly that macro looks like, but what I would say, though, is if I look across our operation and we look at our reference benchmark facilities where we have the most maturity, the most long-established, well-known brand efficiencies, all those things, this business operates in the 70s in those markets. We don’t see a potential that says the newer markets or newer regions of the country for us couldn’t approach those sort of levels.

So, the long-term opportunity is certainly there. I think it's still open as to what the timing of that would be. I think we need to get a little more clarity around what that looks like, but I think the fundamentals for us are good. As we were pointing out in the last question is that the ability to develop maturity in a national network is an important scaling opportunity for the overall cost structure of the business.

Ari Rosa

That’s encouraging to hear. Thanks for that. Then, I just wanted to clarify. I think you mentioned that there was a shift in mix towards more national customers, more retail accounts. I’m a little surprised by that because when we hear from some of your peers, it seems like there’s a big focus on moving the other way with regional accounts being more profitable. I was hoping you could just address what’s driving that strategy and what’s really driving the revenue mix? Thanks.

Matt Batteh

Yes, and just to clarify that a little bit, Ari, it’s not necessarily new customers that are coming in that are more national retailers. It’s more business with customers that we already work with and have worked with for a long time. If you look back in our history, that’s not uncommon. In Q2, maybe late Q1, but more so Q2, that trend to a little bit more seasonal retail type freight is not uncommon for us. When you get an opportunity to serve more markets for customers that you already work with and have worked with for a long time, you get more opportunity to freight in some of these newer markets and even legacy markets because you can just do more for them. So, that shift is not something that’s uncommon for us in our history.

Fritz Holzgrefe

And that’s not necessarily a bad thing. You certainly have things like pickup economies. If you further penetrate a national account, meaning you get more business there, you have the opportunity to have some density to build on your pickups or frankly, even on your deliveries. So, part of what may be driving that is some of those national accounts are tapping a national network, and that’s part of the opportunity for us.

Now, you could argue that part of our opportunity in some of these new markets, those regional accounts or field accounts that haven’t gotten to know Saia yet, that’s opportunity for us. That’s runway. So, I look at this as maybe a win-win problem, if that makes sense. We’re growing some of the business that we’ve had good partnerships with historically. That’s good, and we still have opportunities in new markets that may drive that mix of business a little bit different in the future.

Ari Rosa

Got it. Okay, thanks for the time. Good luck with that.

Operator

The next question comes from Daniel Imbro with Stephens. Please go ahead.

Daniel Imbro

Good morning, guys. Thanks for taking our questions. Fritz, maybe a follow-up just on the service. I think you mentioned claims ratio was flat at 0.5% from the first quarter. I guess what about other service metrics, on-time deliveries, missed pickups, and then continuing that discussion on legacy versus new markets, I mean, how different are the service metrics that you’re getting from the field between the legacy and the new markets?

Fritz Holzgrefe

Well, we get the on-time, and we’re pleased with the results there. On-time as well as pickup completion, those are all trending at high levels, which are key service metrics for our team, very, very competitive. We think probably as good as anybody in the industry. What’s really exciting is that the service metrics generally between the new facilities and the old facilities are pretty consistent, and that matters to those national account customers because they know they can count on the same service everywhere they go. That’s how you win share in new markets.

Daniel Imbro

Okay. That’s helpful, and then, Matt, maybe as a follow-up, I’ll ask the wage increase question a different way. Understanding we don’t know what happens this year, but historically, how much of the normal degradation of 100 to 200 basis points is from the wage increase so we can understand how impactful this either will or won’t be for the third quarter?

Matt Batteh

Yes, and like Fritz said, I mean we’re evaluating our time line on that. If you look back in history, it ranges depending on the volume levels and the hours worked and things like that in the period, but I’d say probably in the 75-ish bps range on that number in the past. Again, varies with some of the volume and seasonal patterns and trends like that, but that’s probably a pretty good long-term average.

Daniel Imbro

Okay. Super helpful. I appreciate the color.

Operator

The next question comes from Bruce Chan with Stifel. Please go ahead.

Bruce Chan

Good morning, gents. A lot of helpful commentary around the linehaul density so far, and maybe just related to that, Matt, I think you mentioned that you’re at 12% outsourced PT now. How are you thinking about that number as you go forward especially with the maturing network and the planning tools that you have in place and some of the changes like Youngstown that Fritz mentioned? Is there sort of a target number that you’re thinking about over the next year or so?

Fritz Holzgrefe

Bruce, I’ll jump in on this one. Our target number is to get whatever we have to do to provide great service to a customer that gets to 75 OR or 70s OR. So, there could be times where it makes the most sense for us to use PT as long as we do not, in any way, disappoint the customer. That’s the critical decision-making. So, we think about what it takes to run our linehaul network, that’s a network cost perspective. The decision tree starts with what the customer needs, and in any way, do we impact the customer? Answer "no" or we meet their expectations, that’s critical.

Then, the second step is what’s the most cost optimal way to do that. So, what that could mean is in some markets, we use more PT because it may be a market that is not in balance and that we don’t have outbound freight from the market. It could be in other markets like when you build the triples operation, you say we have a lot of efficiency we can drive here because we’re in balance. That’s how the decision works for us. We’re focused more on the financial return and meeting customer expectation than we are specifically around a target around what percentage of PT.

Bruce Chan

Okay. That’s fair enough, and then maybe just a quick follow-up on a comment that you made, Fritz. I appreciate what you said about moving the customer service to field locations. It sounds like a wise investment in service. Just curious if there is any cost impact to call out as a result of that, whether one-time or ongoing?

Fritz Holzgrefe

No, over time, we think that will actually be a lower investment because we took out a duplicative resource, so both groups were focused on touching the customer. We think that having the frontline engage with the customer is the best, easiest, most efficient, transparent way to help that customer get what they need. So, yes, there’s a bit of a cost savings in there, but we’ll also invest in some areas. We may add back resources in field locations to meet that. It’s kind of a transition right now. Pleased with the early results with it, though.

Bruce Chan

Okay, great. Appreciate the time.

Operator

The next question comes from Bascome Majors with Susquehanna. Please go ahead.

Bascome Majors

Thanks for taking my questions. Matt, just sort of a housekeeping item. I think last year, you said normal margin seasonality in the fourth quarter was about 250 bps of degradation. Without commenting on where you might come in versus that, is that still a decent measure of a seasonal bogey?

Matt Batteh

Yes. We’re really focused on Q3 for now, but that’s probably the right long-term average. Q4 always varies depending on where the holidays fall and calendar and things like that, especially now where holidays tend to be a little bit more stretched out in some of the business environment and demand and things like that, but that’s where we stand right now.

Frederick Holzgrefe

I’d caution you a little bit on that, Bascome, because this will be the first time that we’ve had 21 facilities that we didn’t have before. So, we don’t know exactly what history looks like there yet. We’re intently focused on Q3, and we’ll have a better view and picture of what we think Q4 will be down the road.

Bascome Majors

Understood, and thank you for clarifying that with the color about the new facilities, and I think certainly, with just following seasonality out, it does feel that volume is going to be under pressure through the back half of this year, maybe even the 1Q with the comp. I think analysts and investors are coming to terms and understand that, but rather than talking about when it gets better and how quickly it gets better just from a macro perspective, if we were to enter a world where we’re back to low to mid-single-digit tonnage growth in the Saia network, do you have a sense of how we should think about that financially? I don’t know if it’s an incremental margin framework. Just any way to tops-down think about, without necessarily putting a date on it, what the recovery looks like for Saia so we can run your thoughts into our models. Thank you.

Fritz Holzgrefe

Yes. No problem. That’s a fair question. I think the first thing I would do, I would go back and look at what Saia did through our Northeast expansion and see the incrementals that we were generating per quarter as we matured those parts of our network. I think we return to that, and arguably, because this is a national scale, we might be able to do even better than that. So, the benefits of having a national network certainly provide all kinds of benefits to customers, but it also allows us to build scale.

So, the opportunity for us to drive incrementals, I think there would be some of the incrementals you saw in the best periods as we grew out of the Northeast expansion, and I think you’d see that going forward from here. I don’t know when that starts. Certainly, a little volume will help that, but I think the incremental volumes in a facility that’s running at 30% capacity today, boy, those are pretty good. Adding a third linehaul trailer, that’s all incremental in terms of efficiency for our linehaul network. So, all those things would contribute to some very, very long-term nice performance and returns to shareholders.

Bascome Majors

Thank you for that.

Operator

The next question comes from Christopher Kuhn with Benchmark. Please go ahead.

Christopher Kuhn

Thanks for the questions, Matt, Fritz. I’m just wondering on the pricing maybe out of the new markets or from the newer freight you’ve taken on, how that’s been progressing.

Matt Batteh

Well, I mean, we’re just starting to lap some of these, and what we really try to do when we enter a new market is find what the market rate is and work with our customers and find that. One of the great things about entering into these new markets is our lead list every single time is our existing book of customers. We get to go to them and say, "Hey, we’re doing a great job for you in these markets. We’re now in these; we can provide national service." So, we get to have conversations about the freight mix and the characteristics.

Now, we can’t necessarily go turn around and raise the rate the next day because we are growing and building density and inefficient in some of these markets, but we’re trying to find the market rate, and the big opportunity for us is that when we do more for customers and we improve our share of wallet and we’re able to provide service in more markets, we become stickier with them. We are harder to change out because we’re doing a great job for them in a lot of markets. Over time, that gets us price. So, we continue to see that, and we see those opportunities, and it often opens us up to a larger mix of that customer’s business that we may not have had access to before because we weren’t able to cover that directly or at the level that they wanted us to.

So, that’s an ongoing initiative for us, and number one, first and foremost, like Fritz said before, you have to do a great job for the customer in that market. None of the rest of it happens without doing a good job for them. We get that opportunity every day and more at-bats than we’ve ever had.

Christopher Kuhn

Do you still see opportunity to price those as you continue to serve the customers?

Matt Batteh

Very simply, we look at the publicly available data, and it tells us that we are cheaper than our peers that are national coverage. That’s what we look at. That’s our benchmark, so absolutely.

Christopher Kuhn

Got it. Thanks, guys. Appreciate it.

Operator

The next question comes from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Good morning. I know you had a good amount of discussion on, I guess, price and a little bit on mix, but can you give any thoughts on how we might model revenue per hundredweight ex fuel or revenue per shipment in 3Q versus 2Q? Do you think that keeps going up sequentially, or I guess, I think revenue per hundredweight was up sequentially, but per shipment down sequentially? Just trying to think about how that potentially moves and whether it’s reasonable to model that up sequentially.

Matt Batteh

Well, we don’t give a guide on that, but mix plays a big component of that. We saw some muted trends out of the Los Angeles region that maybe is an indicator of what some of the port activity was, but mix plays a role in that, so we don’t give a guide on that, but we’re critically focused on making sure that we get compensated appropriately for the service that we provide. We don’t take a day off from that, but we’re focused on ensuring that margins meet our expectations with each individual customer, but mix plays a role in that.

When weight per shipment moves around a little bit and length of haul, those are components of mix, but direction also matters, freight flows, the balance of the network. So, no guide from us there, but we’re focused on price, and the environment remains rational for that. That’s where we remain intently focused.

Tom Wadewitz

Okay, and I guess in terms of the impact and runway on idiosyncratic initiatives that help the OR in the current freight environment, which continues to be pretty muted, relative to just showing tons of operating leverage when freight really picks up because I think it’s fairly clear you should have really strong incrementals. How do you think about that? Like can you show meaningful OR improvement to mid-80s, 100 basis points a year if you don’t get a freight improvement, or is this about, hey, you’re doing what you can, but the big lever is really the market?

Fritz Holzgrefe

Yes. That one is a tough one, Tom. I think there clearly are cost opportunities for us going forward to continue to build density methodically. We are seeing growth in our new facilities, which is important. Those are ones at scale, so those are in this environment, so you got to make sure you take advantage of that and be able to leverage that linehaul network.

At the same time, you have to manage the hours and the workload in the markets that maybe aren’t growing or are slightly declining. So, it’s tough to say where that could go in the environment we’re in right now. All I know is that we’re focused on let’s manage the cost because that’s in the four walls that we can handle, and let’s make sure we manage the service at the same time. So, right now, that’s about the best guide we can give. I think we’ll continue that focus.

Tom Wadewitz

So, maybe you can do a little better than seasonality without improvement in freight, but it’s maybe not a big difference. Is that fair?

Fritz Holzgrefe

That’s fair. I mean, I don’t know that there’s a huge breakthrough for us, but there is a methodical chipping away building density opportunity for us.

Tom Wadewitz

Okay, great. Thank you.

Operator

The next question comes from Jason Seidl with TD Cowen. Please go ahead.

Jason Seidl

Thank you, operator. Hi Fritz and team. I just wanted to talk a little bit more about your tonnage numbers. You said you’re about flat in July. Just curious, did you guys see any pull forward in July with all the tariff stuff in your consumer business at all, or has it been relatively stable?

Matt Batteh

It’s hard to tell. I’d say relatively stable. It bounces around in a given day, a given week, really. I wouldn’t call out anything specific in terms of end markets or pull forward or anything like that. It all sounds good to us, but until we see it in the data, there’s not much that stands out to us.

Jason Seidl

You called out that you have tougher comps, I think, on the tonnage side in the back half of the quarter. Can you remind us when they start?

Matt Batteh

Yes, shipments and tonnage both, tougher comps just as we start to lap the facility. So, we opened six in Q2 last year, and a good chunk of those started in the back half of May and June. Those started to ramp, and then we opened eleven in Q3 with the majority of those happening in August and September. Just as those volumes start to come on and those terminals came online, we opened two in July last year, six in August, and three in September that make up the eleven in Q3. The back half of the quarter, those just started to come online.

Jason Seidl

Is the right way to think about it, if nothing else changes in the demand side, if you’re flat in July, you’ll probably have a negative comp in August and September then?

Matt Batteh

Yes, that’s fair.

Jason Seidl

The other thing is you guys obviously are seeing some nice progress in getting those newer terminals to profitability. I guess, where are you seeing those density gains? Is it more from your existing customer base, or are you adding more new customers to sort of help out that profitability?

Fritz Holzgrefe

I don’t want to say it’s the easiest because it’s a tough hurdle to always service the customer and do it effectively, but the nice thing about the strategy, and just to remind you the basics for us when we open a new facility, we call on our existing customers first. So, that raises the bar for us. They have an expectation that we’re going to repeat the same high level of service in a new facility. So, you penetrate those customers to start, and then what’s really interesting over time, and we know this from our Northeast expansion, is that once you’re in the market and you establish your foothold with existing legacy customers, that’s when you build some density and then you've got the opportunity to go win some new business with customers that maybe aren’t familiar with you. So, that’s next leg for us, and I think that, that’s longer term, what it certainly is part of the opportunity.

Jason Seidl

Okay. Gentlemen, I appreciate that time. Those were my two. Best of luck.

Operator

Our last questioner today will be a follow-up from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Great. Appreciate you coming back to me. Fritz, I guess the stock has moved from up maybe 12% to up 2.5%, so I think there’s some confusion. Just want to give you maybe a chance to talk through the message here. Maybe it was on the 100 to 200 basis points normal OR. You said you could do 100, but if you do add wages, whether it’s in 3Q or 4Q, it would be another 75 basis point hit. So, it sounds like you’d still be within your range on the OR normal seasonality. I don’t know maybe if it’s on the volumes that Jason just ran over, if given you started off flat and it’s going to get tougher. Maybe just hit on the messaging again because it seems like there’s some confusion, and obviously, you don’t give pricing thoughts that Matt highlighted. So, I don’t know if you just want to dig into that for a minute.

Fritz Holzgrefe

Yes. So, what we said, let’s be clear, 100 to 200 basis point degradation Q2 to Q3 has been history. We said we would, encompassing all available things which could be a wage increase, could be volumes, we said 100 is what we’re targeting for the quarter. As we all know and hope we all understand, there are a lot of variables in this business, so we’re managing all those variables. So, when we give that kind of a guide, what we’re giving is our best assessment of all those options and what we think all those variables and all the things that we can consider, so hopefully, that’s clear, but that’s how we thought about it.

Ken Hoexter

Yes, appreciate it. Just wanted to run it through because I’ve been getting a lot of pings during the call. I just want to make sure I fully understood it. Thank you.

Fritz Holzgrefe

Yes, no problem.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Fritz Holzgrefe for any closing remarks.

Fritz J. Holzgrefe

Great. Thank you, and I appreciate everybody calling in and hearing about Saia’s second quarter. We’re very, very pleased with the execution that we had in the quarter, particularly what we did for the customer. We like the operating side of our performance as well around costs. We look at what the opportunity is from Q2 to Q3, and I think we’ll be able to outperform our traditional 100 to 200 basis point degradation from Q2 to Q3 OR. A lot of variables in this business. We’re going to manage all of them to that range. More importantly, for the long-term investor, the thesis around Saia is very, very strong, and we’re excited about what the prospects are for us in this new national network.

Thank you all for taking the opportunity to listen to our results, and I look forward to future conversations.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.